                                                                    Exhibit 11.1


                                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                        Year ended September 30,
                                                   1995           1996           1997
                                               -----------    -----------    -----------
Weighted average shares outstanding              6,089,128      6,115,289      7,215,274
Adjustment pursuant to the Securities and
Exchange Commission (SEC) Staff
Accounting Bulletin No. 83 (a)                   1,231,246      1,207,299        108,165
                                               -----------    -----------     ----------
                                                 7,320,374      7,322,588      7,323,439
Net loss                                       $(1,603,887)   $(2,089,572)    (2,487,335)
                                               -----------    -----------     ----------
Per share amount                               $     (0.22)   $     (0.29)          0.34
                                               ===========    ===========     ==========



(a) Common equivalent shares are excluded from the weighted average computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12-month period prior to the initial filing of the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods being presented (using the treasury stock method for stock options and warrants at the estimated public offering price).